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                                                                    EXHIBIT 4.18


                        THE MERIDIAN RESOURCE CORPORATION

                              AMENDED AND RESTATED
                           STATEMENT OF DESIGNATION OF
                 SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK

                       PURSUANT TO ARTICLES 2.13 AND 4.03
                                     OF THE
                         TEXAS BUSINESS CORPORATION ACT


         WHEREAS, by written consent dated March 28, 2002, the Board of Directors of The Meridian Resource Corporation, a Texas corporation (the "Company"), pursuant to the authority conferred on the Board of Directors by the Company's Third Amended and Restated Articles of Incorporation and in accordance with Article 2.13 of the Texas Business Corporation Act (the "TBCA"), established a series of 1,500,000 shares of preferred stock, $1.00 par value, of the Company designated as "Series C Redeemable Convertible Preferred Stock" (the "Series C Preferred Stock");

         WHEREAS, by written consent dated as of May 20, 2002, the Board of Directors of the Company approved certain revisions to the provisions of the Series C Preferred Stock to change the conversion price and to provide for certain adjustments to the conversion price in certain circumstances, as more fully set forth herein;

         WHEREAS, the Board of Directors of the Company and the holders of a majority of the outstanding shares of the Series C Preferred Stock wish to amend and restate the Statement of Designation of the Series C Preferred Stock to reflect such revisions;

         NOW, THEREFORE, the Company certifies that pursuant to the authority conferred on the Board of Directors of the Company by the Third Amended and Restated Articles of Incorporation of the Company, and in accordance with Articles 2.13 and 4.03 of the TBCA, the Board of Directors by written consent dated as of May 20, 2002, and the holders of a majority of the outstanding shares of the Series C Preferred Stock voting as a class, by written consents dated as of May 30, 2002, in accordance with Articles 4.03 and 9.10A. of the TBCA, duly adopted the following resolution, which remains in full force and effect on the date hereof:

         RESOLVED, that the voting and other powers, preferences and relative, participating, optional or or other rights of the Series C Preferred Stock as set forth in the Statement of Designation of Series C Redeemable Convertible Preferred Stock are hereby amended and restated in their entirety as follows:

                 SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK

                  1. Designation and Amount. There shall be a series of preferred stock, $1.00 par value, designated as "Series C Redeemable Convertible Preferred Stock", and the number of shares constituting such series shall be 1,500,000. Such series is referred to herein as the "Convertible Preferred Stock". Such shares may be issued in part on the date hereof and in part on any later date.

                  2. Stated Capital. The amount to be represented in stated capital at all times for each share of Convertible Preferred Stock shall be $100 (the "Stated Value").

                  3. Rank. All shares of Convertible Preferred Stock shall rank prior to all of the Company's common stock, par value $.01 per share (the "Common Stock"), now or hereafter issued, both


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as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

                  4. Dividends. Subject to the provisions of Section 3 above, the holders of any shares of Convertible Preferred Stock shall be entitled to receive, when, as and if declared, and upon declaration by the Board of Directors out of funds at the time legally available therefor, dividends on each such share at the rate of 8.5% of the Stated Value per annum per share, and no more, which shall be fully cumulative, shall accrue in all events, whether or not declared, without interest from the date of first issuance of such share of Convertible Preferred Stock and shall be payable in cash, semi-annually in arrears on January 2 and July 1 of each year commencing the first such date after issuance of such share Convertible Preferred Stock (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday) to holders of record as they appear on the stock books of the Company on such dates. For purposes hereof, the term "legal holiday" shall mean any day on which banking institutions are authorized to close in Houston, Texas. Subject to the next paragraph of this Section 4, if dividends on the Convertible Preferred Stock have not been paid in cash pursuant to the provisions of this Section 4 within 30 days after a dividend payment date, the Company, in lieu of its obligation to pay cash dividends pursuant to the provisions of this Section 4, shall pay, within ten days after the end of such 30 day period, any such dividends in the form of additional shares of Convertible Preferred Stock valued at the Stated Value. The amount of dividends payable per share of Convertible Preferred Stock for each semi-annual dividend period shall be computed by dividing the annual dividend amount by two. The amount of dividends payable for the initial dividend period and any period shorter than a full semi-annual dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends also shall accrue and compound on any dividend arrearages.

                  Subject to the provisions of Section 3, no dividends or other distributions, other than dividends payable solely in shares of Common Stock or other capital stock of the Company ranking junior as to payment of dividends and as to liquidation rights to the Convertible Preferred Stock (or rights to purchase Common Stock or any other such capital stock), shall be declared, paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Company of, any shares of Common Stock or other capital stock of the Company ranking junior as to payment of dividends to the Convertible Preferred Stock (the "Junior Dividend Stock") unless and until all accrued and unpaid dividends on the Convertible Preferred Stock then due shall have been paid or declared and set apart for payment.

                  Subject to the provisions of Section 3, if at any time any dividend on any capital stock of the Company ranking senior as to dividends to the Convertible Preferred Stock (the "Senior Dividend Stock") shall be in default or in arrears, in whole or in part, then (except to the extent allowed by the terms of such Senior Dividend Stock) no dividend shall be paid or declared and set apart for payment on the Convertible Preferred Stock unless and until all accrued and unpaid dividends with respect to the Senior Dividend Stock then due shall have been paid or declared and set apart for payment. No full dividends shall be paid or declared and set apart for payment on any class or series of the Company's capital stock ranking, as to payment of dividends, on a parity with the Convertible Preferred Stock, if any (the "Parity Dividend Stock"), for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Convertible Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. No full dividends shall be paid or declared and set apart for payment on the Convertible Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full upon the Convertible Preferred Stock and the Parity Dividend Stock, all


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dividends paid or declared and set aside for payment upon shares of the
Convertible Preferred Stock and the Parity Dividend Stock shall be paid or declared and set aside for payment pro rata so that the amount of dividends paid or declared and set aside for payment per share on the Convertible Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the Convertible Preferred Stock and the Parity Dividend Stock bear to each other.

                  Any reference to "distribution" contained in this Section 4 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

                  5. Liquidation Preference. Subject to the provisions of
Section 3, in the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Convertible Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution, whether such assets are stated capital or surplus of any nature, an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, and a sum equal to $100 per share, and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Company's capital stock ranking junior as to liquidation rights to the Convertible Preferred Stock (the "Junior Liquidation Stock"); provided, however, that such rights shall accrue to the holders of Convertible Preferred Stock only if the Company's payments with respect to the liquidation preferences of the holders of capital stock of the Company ranking senior as to liquidation rights to the Convertible Preferred Stock (the "Senior Liquidation Stock") are fully met. The entire assets of the Company available for distribution after the liquidation preferences of the Senior Liquidation Stock are fully met shall be distributed ratably among the holders of the Convertible Preferred Stock and any other class or series of the Company's capital stock that may hereafter be created having parity as to liquidation rights with the Convertible Preferred Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). Neither a consolidation or merger of the Company with another company nor a sale or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.

                  6. Redemption at Option of the Company. Subject to the provisions of Section 3, the Company, at its option at any time following the third anniversary of the date of initial issuance, may redeem all shares of Convertible Preferred Stock, in whole or in part, from time to time at the redemption price of $100 per share, plus an amount in cash equal to any and all accumulated dividends that are accrued and unpaid thereon to and including the date fixed for the redemption. The redemption price per share as determined in this paragraph of this Section 6 shall be hereinafter referred to as the "Redemption Price". In the case of redemption of less than all of the outstanding shares of Convertible Preferred Stock pursuant to this Section 6, the shares to be so redeemed shall be selected pro rata or by lot or in such other manner as the Board of Directors may determine, as may be prescribed by resolution of the Board of Directors of the Company, provided that only whole shares shall be selected for redemption.

                  Not more than 60 nor less than 10 days before the redemption date, notice by first class mail, postage prepaid, shall be given to the holders of record of the Convertible Preferred Stock to be redeemed, addressed to such holders at their last addresses as shown on the books of the Company. Each such notice of redemption shall specify the date fixed for redemption, the Redemption Price, the place or places of payment, that payment will be made upon presentation and surrender of the shares of Convertible Preferred Stock, that on and after the redemption date dividends will cease to accumulate on such shares, the then-effective Conversion Price pursuant to Section 7 and that the right of holders to convert shall terminate at the close of business on the fifth business day prior to the redemption date.


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                  Any notice that is mailed as herein provided shall be
conclusively presumed to have been duly given, whether or not the holder of the Convertible Preferred Stock receives such notice; and failure properly to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Convertible Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside in the manner described in Section 9(i), then, notwithstanding that the certificates evidencing any shares properly called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accrue after the date fixed for redemption, the shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor) shall terminate.

                  The shares of Convertible Preferred Stock shall not be subject to the operation of any purchase, retirement or sinking fund.

                  7. Conversion Privilege; Mandatory Conversion.

                  (a) Right of Conversion at Option of Holder. Each share of Convertible Preferred Stock shall be convertible at the option of the holder thereof, at any time prior to the close of business on the fifth business day prior to date fixed for redemption of such share as herein provided, into the number of fully paid and nonassessable shares of Common Stock equal to $100 divided by the Conversion Price (as defined in Section 7(d)) in effect from time to time.

                  For the purpose of this Section 7, the term "Common Stock" shall mean the class designated as Common Stock, par value $.01 per share, of the Company, subject to adjustment as hereinafter provided.

                  (b) Mandatory Conversion.

                  (i) If the closing sale price per share of Common Stock, as reported on the New York Stock Exchange, is greater than 150% of the then current Conversion Price for 30 out of 40 consecutive trading days immediately prior to the date of delivery of a Mandatory Conversion Notice (as defined herein), and provided that the Company is not as of the date of delivery of the Mandatory Conversion Notice or as of the Effective Time of the Mandatory Conversion (as defined herein) in material violation of any of its obligations under its senior credit facility or this Statement of Designation, then the Company shall have the right to require the conversion (the "Initial Mandatory Conversion") of up to one-third of the then outstanding shares of Convertible Preferred Stock, which right shall be exercisable by delivery of a Mandatory Conversion Notice (as defined herein) in accordance with the procedures set forth in Section 7(b)(iv).

                  (ii) If, no earlier than 12 months following the Effective Time of the Initial Mandatory Conversion, the closing sale price per share of Common Stock, as reported on the New York Stock Exchange, is again greater than 150% of the then current Conversion Price for 30 out of 40 consecutive trading days immediately prior to the date of delivery of a Mandatory Conversion Notice (as defined herein), and subject to the same restrictions as provided in subparagraph (i) above, then the Company shall have the right to require the conversion (the "Second Mandatory Conversion") of up to one-half of the then outstanding shares of Convertible


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         Preferred Stock, which right shall be exercisable by delivery of a
         Mandatory Conversion Notice (as defined herein) in accordance with the procedures set forth in Section 7(b)(iv).

                  (iii) If, no earlier than 12 months following the Effective Time of the Second Mandatory Conversion, the closing sale price per share of Common Stock, as reported on the New York Stock Exchange, is again greater than 150% of the then current Conversion Price for 30 out of 40 consecutive trading days immediately prior to the date of delivery of a Mandatory Conversion Notice (as defined herein), and subject to the same restrictions as provided in subparagraph (i) above, then the Company shall have the right to require the conversion (the "Final Mandatory Conversion") of any or all remaining outstanding shares of Convertible Preferred Stock, which right shall be exercisable by delivery of a Mandatory Conversion Notice (as defined herein) in accordance with the procedures set forth in Section 7(b)(iv).

                  (iv) In the case of Initial Mandatory Conversion and Second Mandatory Conversion of less than all of the outstanding shares of Convertible Preferred Stock pursuant to this Section 7(b), the shares to be so converted shall be selected pro rata or by lot or in such other manner as the Board of Directors may determine, as may be prescribed by resolution of the Board of Directors of the Company, provided that only whole shares shall be selected for conversion. Notwithstanding the foregoing, the Company shall not redeem any of the shares of Convertible Preferred Stock at any time outstanding until all dividends accrued and in arrears on all shares of the Convertible Preferred Stock then outstanding shall have been paid for all past dividend periods. The Company shall effect a mandatory conversion under this Section 7(b) by delivering an irrevocable written notice thereof (the "Mandatory Conversion Notice") no less than five nor more than ten business days prior to the time on which any such mandatory conversion is to become effective (the "Effective Time of Mandatory Conversion") to each holder of shares of Convertible Preferred Stock subject to a mandatory conversion in the manner provided in Section 13 hereof.

                  (c) Conversion Procedures. Any holder of shares of Convertible Preferred Stock desiring to convert such shares into Common Stock, and any holders of shares of Convertible Preferred Stock subject to mandatory conversion as provided herein, shall surrender the certificate or certificates for such shares of Convertible Preferred Stock at the office of the transfer agent for the Convertible Preferred Stock, which certificate or certificates, if the Company shall so require, shall be duly endorsed to the Company or in blank, or accompanied by proper instruments of transfer to the Company or in blank, accompanied by irrevocable written notice to the Company that the holder elects so to convert such shares of Convertible Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for Common Stock are to be issued.

                  Upon the conversion of any shares of Convertible Preferred Stock, the Company shall, subject to the provisions of Sections 3 and 4, pay the holder surrendering such shares cash in an amount equal to any accrued but unpaid dividends to the date of conversion on such shares of Convertible Preferred Stock. In the event the Company does not pay such accrued and unpaid dividends, the obligation to pay such dividends shall remain outstanding and dividends shall continue to accrue (at the dividend rate set forth in Section 4) on such outstanding obligation.

                  The Company will, as soon as practicable (but in no event later than ten business days) after such deposit of certificates for Convertible Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account such shares of Convertible Preferred Stock were so surrendered, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share as hereinafter provided.


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Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Convertible Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date; provided, however, that the Company shall not be required to convert any shares of Convertible Preferred Stock while the stock transfer books of the Company are closed for any purpose, but the surrender of Convertible Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the Conversion Price in effect on such date.

                  (d) Conversion Price. The conversion price for determining the number of shares of Common Stock deliverable upon conversion (the "Conversion Price") shall initially be $4.75 per share of Common Stock. The Conversion Price shall be subject to adjustment from time to time as follows:

                  (i) In case the Company shall (A) pay a dividend to all holders of its Common Stock or make a distribution on the Common Stock to all holders of the Common Stock, which is paid or made (I) in other shares of stock of the Company or (II) in rights to purchase stock or other securities if such rights are not separable from the Common Stock except upon the occurrence of a contingency, (B) subdivide its outstanding shares of Common Stock into a greater number of shares or
         (C) combine its outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price in effect immediately prior thereto and the securities issuable shall be adjusted retroactively as provided below so that the holder of any shares of Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock and other shares and rights to purchase stock or other securities that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Convertible Preferred Stock been converted immediately prior to the happening of such event. In the event of the redemption of any shares or rights referred to in clause (A), such holder shall have the right to receive, in lieu of any such shares or rights, any cash, property or securities paid in respect of such redemption; provided, however, that if the value of such cash, property or securities is less than $.10 per share of Common Stock, such holder shall not be entitled to such cash, property or securities. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

                  (ii) In case the Company shall issue rights or warrants to all holders of the Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided below) of the Common Stock on the date fixed for the determination of shareholders entitled to receive such rights or warrants, then the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such conversion price by a fraction of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase and the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock that the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination; provided, however, in the event that all the shares of Common Stock offered for subscription or purchase are not delivered


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         upon the exercise of such rights or warrants, upon the expiration of such rights or warrants the conversion price shall be readjusted to the conversion price that would have been in effect had the denominator and the numerator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the exercise of such rights or warrants rather than upon the number of shares of Common Stock offered for subscription or purchase. For the purposes of this subparagraph (ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company.

                  (iii) In case the Company shall sell or otherwise issue, for aggregate consideration in excess of $10 million in a single transaction or series of related transactions, rights, warrants or any other equity or debt security entitling the holder thereof to subscribe for, purchase or otherwise acquire shares of Common Stock at a price per share less than the Conversion Price in effect immediately prior thereto, then such Conversion Price shall be reduced to the conversion price of such newly issued security.

                  (iv) In case the Company at any time that the Convertible Preferred Stock is outstanding shall sell, in a public or private offering, shares of Common Stock for a consideration having a fair market value per share that is less than $4.16 per share (as appropriately adjusted for stock splits and combinations), then the Conversion Price in effect immediately prior thereto shall be reduced to the price determined by multiplying such consideration per share of Common Stock by 1.15. Such adjustment shall be made successively each time any event described above in this subparagraph shall occur.

                  (v) Notwithstanding anything in subparagraphs (iii) or (iv) to the contrary, sales or issuances of shares of Common Stock made by the Company pursuant to any option, warrant or right in existence on the date of the initial issuance of shares of the Convertible Preferred Stock or pursuant to any employee stock option plan or other employee benefit plan of the Company or any of its subsidiaries shall not result in any reduction in the Conversion Price.

                  (vi) For the purpose of any computation under subparagraph
         (ii), the current market price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the 30 consecutive trading days commencing with the 45th trading day before the day in question. The closing price for each day shall be the reported last sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading (based on the aggregate dollar value of all securities listed or admitted to trading) or, if not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the NASDAQ National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose, or, if such prices are not available, the fair market value set by, or in a manner established by, the Board of Directors of the Company in good faith. "Trading day" shall mean a day on which the national securities exchange or the NASDAQ National Market System used to determine the closing price is open for the transaction of business or the reporting of trades or, if the closing price is not so determined, a day on which the New York Stock Exchange is open for the transaction of business.

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                  (vii) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that the Company may make any such adjustment at its election; and provided, further, that any adjustments that by reason of this subparagraph (vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

                  (viii) Whenever the Conversion Price is adjusted as provided in any provision of this Section 7:

                           (1) the Company shall compute the adjusted conversion
                  price in accordance with this Section 7 and shall prepare a certificate signed by the principal financial officer of the Company setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon that such adjustment is based, and such certificate shall forthwith be filed with the transfer agent of the Convertible Preferred Stock; and

                           (2) a notice stating that the Conversion Price has
                  been adjusted and setting forth the adjusted conversion price shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed by the Company to all record holders of Convertible Preferred Stock at their last addresses as they shall appear in the stock transfer books of the Company.

                  (ix) If at any time, as a result of any adjustment made pursuant to this Section 7, the holder of any shares of Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Company other than shares of Common Stock or to receive any other securities, the number of such other shares or securities so receivable upon conversion of any share of Convertible Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Section 7 with respect to the Common Stock.

                  (e) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Convertible Preferred Stock. If more than one certificate representing shares of Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Convertible Preferred Stock so surrendered. Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of any shares of Convertible Preferred Stock, the Company will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the current market price per share of Common Stock (determined in accordance with subparagraph (d)(vi)) at the close of business on the day of conversion.

                  (f) Reclassification, Consolidation, Merger or Sale of Assets. In case of any reclassification of the Common Stock, any consolidation of the Company with, or merger of the Company into, any other person, any merger of another person into the Company (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), any sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the ranking of the Convertible Preferred Stock shall be preserved as to payment of dividends and distributions upon liquidation, dissolution or winding up and whereby the holder of each

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share of Convertible Preferred Stock then outstanding shall have the right thereafter, during the period such share shall be convertible hereunder, to convert such share only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of the Company into which such share of Convertible Preferred Stock might have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange assuming such holder of Common Stock of the Company (i) is not a person with which the Company consolidated or into which the Company merged or that merged into the Company, to which such sale or transfer was made or a party to such share exchange, as the case may be ("constituent person"), or an affiliate of a constituent person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange (provided that if the kind or amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange is not the same for each share of Common Stock of the Company held immediately prior to such consolidation, merger, sale or transfer by other than a constituent person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The Company, the person formed by such consolidation or resulting from such merger or that acquires such assets or that acquires the Company's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments that, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The above provisions shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                  (g) Reservation of Shares; Transfer Taxes; Etc. The Company shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Convertible Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Convertible Preferred Stock from time to time outstanding. The Company shall from time to time, in accordance with the laws of the State of Texas, increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of all the then-outstanding shares of Convertible Preferred Stock.

                  If any shares of Common Stock required to be reserved for purposes of conversion of the Convertible Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Company will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is listed on the New York Stock Exchange or any other national securities exchange, the Company will, if permitted by the rules of such exchange, as soon as practicable following issuance of the Convertible Preferred Stock, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Convertible Preferred Stock.

                  The Company will pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Convertible Preferred Stock. The Company shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of such tax or has established, to the satisfaction of the Company, that such tax has been paid.

                  Before taking any action that would cause an adjustment reducing the Conversion Price to less than the then par value of the Common Stock, the Company will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at the conversion price as so adjusted.

                  (h) Prior Notice of Certain Events. In case:

                  (i) the Company shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) regular cash dividends or (2) declare or authorize a redemption or repurchase of in excess of 20% of the then-outstanding shares of Common Stock; or

                  (ii) the Company shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants (other than any rights specified in paragraph (d)(i)(A)(II) of this Section
         7); or

                  (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company shall be required, or of the sale or transfer of all or substantially all of the assets of the Company or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

                  (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be mailed to the holders of record of the Convertible Preferred Stock, at their last address as they shall appear upon the stock transfer books of the Company, at least 15 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or
(y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

                  (i) Other Changes in Conversion Price. The Company may make reductions in the Conversion Price, in addition to those required or allowed by this Section 7, as shall be determined by it, as evidenced by a resolution of the Board of Directors, to be advisable in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. Whenever the Conversion Price is so reduced, the Company shall mail to holders of record of the Convertible Preferred Stock a notice of the reduction at least 10 days before the date the reduced conversion price takes effect, and such notice shall state the reduced conversion price and the period it will be in effect.

                  8. Mandatory Redemption. The Convertible Preferred Stock shall be subject to mandatory redemption on March 31, 2009 (the "Mandatory Redemption Date"). On the Mandatory Redemption Date, the Company shall, subject to the provisions of Section 3, pay each record holder of Convertible Preferred Stock on the Mandatory Redemption Date the entire Stated Value of the shares of Convertible Preferred Stock held of record by them, plus accrued and unpaid dividends to the Mandatory Redemption Date. The Convertible Preferred Stock shall cease to be outstanding on the Mandatory Redemption Date and dividends shall cease to accrue on the Mandatory Redemption Date and no conversion rights or other rights (except to receive the payment described in the previous sentence) shall exist after the Mandatory Redemption Date; provided, however, in the event the Company fails to redeem the Convertible Preferred Stock on the Maturity Date, whether due to restrictions under the Company's credit facilities or otherwise, the Convertible Preferred Stock not so redeemed, and any accrued and unpaid dividends relating thereto, shall continue to be outstanding and shall continue to accrue dividends in accordance with the provisions hereof.

                  9. Outstanding Shares. Except as set forth in the next sentence, for purposes of this Statement of Designation, all shares of Convertible Preferred Stock shall be deemed outstanding except (i) from the date fixed for redemption pursuant to Section 6 hereof, all shares of Convertible Preferred Stock that have been so called for redemption under Section 6 if funds necessary for the redemption of such shares are available and have been deposited in trust with a bank having a combined capital and surplus in excess of $50,000,000, as trustee, for the benefit of the holders of such shares to be redeemed for payment of the relevant redemption price; (ii) from the date of surrender of certificates representing shares of Convertible Preferred Stock, all shares of Convertible Preferred Stock converted into Common Stock; (iii) from the date of registration of transfer, all shares of Convertible Preferred Stock held of record by the Company or any subsidiary of the Company; and (iv) upon payment of the Stated Value and accrued and unpaid dividends pursuant to
Section 8. For purposes of voting or consenting with respect to any action shares called for redemption pursuant to Section 6 shall not be treated as outstanding from and after the date of any such deposit of the funds for redemption.

                  10. Status of Acquired Shares. Shares of Convertible Preferred Stock redeemed by the Company, received upon conversion pursuant to Section 7 or otherwise acquired by the Company will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued.

                  11. Preemptive Rights. The Convertible Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Company.

                  12. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

                  13. Notices. If at the time of the giving of any notice provided for in Section 6 there shall be fewer than ten holders of record of the Convertible Preferred Stock, then such notice shall be given by registered first class mail, postage prepaid, return receipt requested. Any notice shall be given in such manner to the initial holder of the Convertible Preferred Stock so long as it remains a holder of record of any Convertible Preferred Stock.

                  14. Voting Rights.

                  (a) Except as provided in this Section 14, no holder of Convertible Preferred Stock shall be entitled to any voting rights at any annual or special meeting of shareholders of the Company or otherwise.

                  (b) So long as shares of Convertible Preferred Stock remain outstanding the affirmative vote or consent of the holders of a majority of the shares of Convertible Preferred Stock outstanding at the time, voting as a single class, given in person or by proxy, either in writing or at a meeting, shall be necessary to permit or effect any amendment to the Company's Third Amended and Restated Articles of Incorporation if the amendment would accomplish any of the following:

                  (i) the amendment, restatement, modification, alteration or repeal of any of the provisions of this Statement of Designation;

                  (ii) increase or decrease the aggregate number of authorized shares of Convertible Preferred Stock;

                  (iii) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into the shares of Convertible Preferred Stock;

                  (iv) create a new class or series of shares having rights and preferences equal, prior, or superior to the Convertible Preferred Stock, or increase the rights and preferences of any class or series having rights and preferences equal, prior, or superior to the Convertible Preferred Stock, or increase the rights and preferences of any class or series having rights or preferences later or inferior to the Convertible Preferred Stock in such a manner as to become equal, prior, or superior to the Convertible Preferred Stock; or

                  (v) cancel or otherwise affect dividends on the shares of Convertible Preferred Stock that had accrued but had not been declared.

                  IN WITNESS WHEREOF, The Meridian Resource Company has caused this statement to be signed by the undersigned officer this 11th day of June, 2002.

                                         THE MERIDIAN RESOURCE CORPORATION



                                         By: /s/ JOSEPH A. REEVES, JR.
                                            ------------------------------------
                                              Chairman of the Board and
                                               Chief Executive Officer